December 16, 2010

Office of the Chief Accountant
Securities and Exchange Commission 100 F Street, NE
Washington, D.C. 20549

Re:BLUEWAVE GROUP_ INC.

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated December 2, 2010 of BLUEWAVE GROUP, INC. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas